                                                                      Exhibit 12

                                  Exhibit 12.

                               MOBIL CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In millions)

                                                                          SIX
                                                                         MONTHS
                                                                         ENDED
                               Year Ended December 31,                  JUNE 30,
                              __________________________________________  _____
                               1991     1992     1993     1994     1995    1996
                              ______   ______   ______   ______   ______  _____

Income Before Change in
 Accounting Principle(s)..   $1,920   $1,308   $2,084   $1,759   $2,376   $1,519
Add:
Income taxes ..............    2,105    1,567    1,931    1,919    2,015   1,591
Portion of rents
 representative of
 interest factor .........      344      319      339      340      368      183
Interest and debt
 discount expense ........      713      612      529(a)   461      467      213
Earnings (greater) less
 than dividends from
 equity affiliates........     (151)      36      265      (40)     (51)     116
                              ------   ------   ------   ------   ------    ----

Income as Adjusted ........   $4,931   $3,842   $5,148   $4,439   $5,175  $3,622
                              ======   ======   ======   ======   ======  ======
Fixed Charges:
Interest and debt
 discount expense ........   $  713   $  612   $  529(a)$  461   $  467    $213
Capitalized interest ......       20       42       42       37       47     33
Portion of rents
 representative of
 interest factor .........      344      319      339      340      368     183
                              ------   ------   ------   ------   ------    ---
Total Fixed Charges .......   $1,077   $  973   $  910   $  838   $  882   $429
                              ======   ======   ======   ======   ======   ====
Ratio of Earnings to
 Fixed Charges ...........      4.6      3.9      5.7(a)   5.3      5.9     8.4
                              ======   ======   ======   ======   ======   ====


Note:

  For the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and the six months ended June 30, 1996, Fixed Charges exclude $42 million, $37 million, $31 million, $37 million, $28 million, and $14 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.


(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.